Exhibit 99.1

                           ZARLINK SEMICONDUCTOR INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS - CANADIAN SUPPLEMENT

             (in millions of U.S. dollars, except per share amounts,
                     and in accordance with Canadian GAAP)

The following Management's Discussion and Analysis of Financial Condition and Results of Operations - Canadian Supplement (Canadian Supplement) should be read in conjunction with Zarlink's Management's Discussion and Analysis of Financial Condition and Results of Operations included in its annual report on Form 10-K with the U.S. Securities and Exchange Commission for the year ended March 26, 2004. The Canadian Supplement should also be read in conjunction with the audited consolidated financial statements and notes thereto prepared in accordance with U.S. GAAP included in the Company's Annual Report on Form 10-K for the year ended March 26, 2004 and the audited consolidated financial statements and notes thereto prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP) included elsewhere in this document and in the Company's Annual Information Form for the year ended March 26, 2004.

Certain statements in this Canadian Supplement constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Zarlink, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include the following: general economic and business conditions; demographic changes; import protection and regulation; rapid technology development and changes; timing of product introductions; product mix; industry competition, industry capacity and other industry trends; and the ability of Zarlink to attract and retain key employees. Readers are encouraged to consider these risks that are discussed in the Company's Form 10-K for the year ended March 26, 2004.

RESULTS OF OPERATIONS


                                                                                      Years Ended
                                                                       -----------------------------------------
                                                                       March 26,       March 28,       March 29,
  (millions of U.S. dollars)                                              2004            2003            2002
                                                                       ---------       ---------       ---------
  Loss from continuing operations before income taxes - U.S. GAAP        $(45.3)         $(59.2)        $(122.2)
                                                                         ======          ======          ======
  Loss from continuing operations before income taxes - CDN GAAP         $(45.2)         $(64.9)        $(153.2)
                                                                         ======          ======          ======
  Net loss for the year from continuing operations - U.S. GAAP           $(39.8)         $(60.3)        $(120.8)
                                                                         ======          ======          ======
  Net loss for the year from continuing operations - CDN GAAP            $(39.5)         $(67.6)        $(150.3)
                                                                         ======          ======          ======
  Net loss per common share from continuing operations - U.S. GAAP       $(0.33)         $(0.49)         $(0.98)
                                                                         ======          ======          ======
  Net loss per common share from continuing operations - CDN GAAP        $(0.33)         $(0.55)         $(1.21)
                                                                         ======          ======          ======
  Net loss - U.S. GAAP                                                   $(38.6)         $(57.9)        $(120.8)
                                                                         ======          ======          ======
  Net loss - CDN GAAP                                                    $(38.3)         $(65.2)        $(150.3)
                                                                         ======          ======          ======
  Net loss per common share - U.S. GAAP                                  $(0.32)         $(0.47)         $(0.98)
                                                                         ======          ======          ======
  Net loss per common share  - CDN GAAP                                  $(0.32)         $(0.53)         $(1.21)
                                                                         ======          ======          ======

The difference in loss from continuing operations between U.S. and Canadian GAAP was principally due to differences in the treatment of stock compensation expense, the treatment of imputed interest income on the valuation of long-term note receivable, and the method used to record an impairment charge for long-lived and intangible assets in previous years.

For the year ended March 26, 2004, Canadian GAAP stock compensation expense was $0.3 higher than the U.S. GAAP expense due to differences in the Company's policy to account for employee stock options. Under Canadian GAAP, the Company expenses stock-based awards granted to employees using the fair value method. Under U.S. GAAP, the Company accounts for employee stock options using the intrinsic value method. Prior to Fiscal 2004, stock compensation expense was not recorded in the Company's earnings under Canadian GAAP. During Fiscal 2003, the Company recorded a stock compensation recovery of $1.4 (2002 - expense of $8.4) under U.S. GAAP. As a result, the loss from operations and net loss under Canadian GAAP as compared to U.S. GAAP was higher by $1.4 (2002 - lower by $8.4).

The  Canadian  GAAP  loss  from  continuing   operations  was  higher  than  the
corresponding U.S. GAAP amounts due to differences in the net book values of certain tangible and intangible assets resulting from different methods used to determine fair values resulting from their impairment. The different net book values of tangible and intangible assets resulted in a higher depreciation and amortization expense under Canadian GAAP by $0.8 for the year ended March 26, 2004 (2003 - higher by $3.7; 2002 - $28.8). The difference in net book values also resulted in a higher loss on sale of the Bromont business under Canadian GAAP by $5.0 during Fiscal 2002.

The Canadian GAAP other income was higher than the corresponding U.S. GAAP amount due to differences in the treatment of imputed interest income on the valuation of a long-term note receivable. Under Canadian GAAP, the interest income has been recorded in the Company's earnings, as compared to under U.S. GAAP, where the income has been deferred and netted against the value of the note receivable. The difference in accounting resulted in a higher other income under Canadian GAAP by $1.4 for the year ended March 26, 2004 (2003 - no difference; 2002 - no difference)

Differences may also arise between Canadian and U.S. GAAP where income tax expense is calculated using substantively enacted income tax rates and from different movements in recorded Canadian and U.S. GAAP timing differences. Under U.S. GAAP, income tax expense is calculated using only enacted tax rates. For the year ended March 26, 2004, there were no differences in Canadian GAAP income tax recovery (2003 - income tax expense higher by $1.6; 2002 - income tax recovery higher by $1.5). The difference in Fiscal 2003 was due to timing differences, and the difference in Fiscal 2002 was due to the income tax rates applied and to timing differences.

Under Canadian GAAP, capital taxes are included in operating income. Under U.S. GAAP, capital taxes are included in income tax expense. As a result of these differences in presentation, Zarlink's operating loss and income tax recovery under Canadian GAAP was higher by $0.2 during Fiscal 2004. Zarlink's operating loss was higher and income tax expense was lower under Canadian GAAP by $0.4 during Fiscal 2003. The Canadian GAAP operating loss and income tax recovery was higher by $1.0 in Fiscal 2002.

Differences also arose between U.S. and Canadian GAAP earnings for the year ended March 29, 2002 due to foreign exchange translation differences between U.S. and Canadian GAAP. As a result of the Company's change in reporting currency to U.S. dollars in Fiscal 2002, historical results were restated in accordance with U.S. and Canadian GAAP. Under U.S. GAAP, the restatement of the Company's Fiscal 2002 results was calculated using the average rate for that period. Under Canadian GAAP, a translation of convenience is permitted whereby all historical results are converted using the rate at the time of the last published financial statements prior to adopting the new reporting currency. Accordingly, the exchange rates used by the Company were as at September 28, 2001. As a result of the different methods of translation, Canadian GAAP earnings were higher by $2.0 for the year ended March 29, 2002.

In Fiscal 2003, other expense under Canadian GAAP included a gain on the reduction in the net investment of one of the Company's subsidiaries. As a result, the Canadian GAAP loss from continuing operations was lower than the corresponding U.S. GAAP amount by $0.3.

Under Canadian GAAP, unrealized gains and losses on forward contracts identified as hedges may be deferred as long as there is reasonable assurance that the hedge will be effective. Under US GAAP, deferral is allowed for contracts meeting the requirements for cash flow hedging. Prior to the adoption of FAS 133, deferral was allowed only on contracts intended to hedge identifiable firm commitments. The difference in accounting resulted in Canadian GAAP operating income that was lower than US GAAP operating income by $nil (2003
- lower by $0.7, 2002 - higher by $6.6).